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                                                                    EXHIBIT 10.2

            CONTRACT OF EMPLOYMENT INCORPORATING STATUTORY TERMS AND
              CONDITIONS OF EMPLOYMENT AS REQUIRED BY SECTION 1(1)
                           EMPLOYMENT RIGHTS ACT 1996

EMPLOYER:   MRO SOFTWARE, UK LTD OF BROOK HOUSE, 88 - 100 CHERTSEY ROAD, WOKING,
            SURREY, GU21 5BJ ("THE COMPANY")

EMPLOYEE:   RICHARD A. CAHILL
            33 PRINCE CONSORT DRIVE
            ASCOT, BERKSHIRE, SL5-8AW
            UNITED KINGDOM
            ("THE EMPLOYEE")

1.   JOB TITLE AND DUTIES

     You are employed as Executive Vice-President Worldwide Sales, reporting to Chip Drapeau, President and CEO. Your normal work duties will be specified in the job description which will be amended from time to time as applicable to your position. You agree to perform all acts, duties and obligations that are reasonably consistent with your position and to comply with all reasonable orders given to you by the Company.

2.   SERVICE

     Your employment with the Company under this contract will commence on your first day of active employment with the Company. Your continuous employment with the Company will commence on the same date.

3.   PLACE OF EMPLOYMENT

3.1  Your normal place of work will be the Company's premises at Brook House, 88
     - 100 Chertsey Road, Woking, Surrey GU21 5JB. However, the Company reserves the right to require you to work at any other premises of the Company within a twenty mile radius of Woking.

3.2 In the performance of your duties, you will also be required to travel on a worldwide basis throughout and outside the UK to client sites and the premises of any Group Company. The employee has the right to refuse work in any country where the UK Foreign Office advises against all travel.


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4.   NORMAL WORKING HOURS

4.1 The Company reserves the right to vary your normal working hours on reasonable prior notice to you.

4.2 You may be required to work such hours outside normal working hours as the Company considers necessary and is reasonable for you to discharge your duties and to meet the needs of the business and you shall not be paid for such further hours.

4.3 You consent to work more than an average of 48 hours per week in any relevant statutory reference period (currently 17 weeks) to the extent that in exceptional circumstances necessary for you to discharge your duties. You shall not withdraw the consent otherwise than by giving 3 months notice.

5.   SALARY, INCENTIVE PAY, STOCK OPTIONS AND CAR ALLOWANCE

5.1.1 Your basic salary is L145,000 gross per annum payable in equal monthly instalments in arrears.

     In addition, as an Executive of the Company you are eligible to participate in the Executive Bonus Plan. This plan is based upon attainment of budgeted revenue and earnings. Under the plan, you are eligible to receive an on target annualized bonus equal to 100% of your base salary (L145,000) which will provide total annualized earnings at plan of L290,000.
     This plan will be reviewed on an annual basis and any changes notified to you. As discussed, we will work with you to include in your incentive plan an accelerator based on overachievement of license revenue.

     In addition to salary, we will provide to you a sign-on bonus of L10,000. This bonus will be paid upon the commencement of your employment. If within one year from your date of hire you voluntarily resign, or if you are terminated for cause, the sign-on bonus amount will be owed to MRO Software. This would include withholding any monies owed to you including salary, bonus or expenses. Please be aware that the bonus amount may be viewed as income and will be treated accordingly.

     We will recommend to the Compensation Committee of the Board of Directors that you be granted an incentive stock option of 100,000 shares of common stock of MRO Software at the fair market value on the date of the grant. Our options vest 25% one year from the date of grant and them monthly in equal increments over the


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     next thirty-six (36) months, and will be subject to the terms and conditions of the 1999 Equity Incentive Plan as amended. Additional grants may be given at the discretion of the Board and will be based on your performance and the total number of shares available for grants.

5.2  No payment is made in respect of any overtime worked.

5.3 Your salary will be subject to annual review. You will be advised in writing of any increase in your salary and such written advice will be deemed to be incorporated as an express term of this contract. Increases are not automatic and will be based upon individual merit and overall corporate performance.

5.4 Your car allowance is L1,250 per month and you will also be reimbursed for all business mileage plus personal mileage in the UK for a nominated main business car.

5.5 The Company will reimburse to you all reasonable out-of-pocket expenses necessarily incurred by you on its behalf. Full details of the Company policy on Travel and Entertainment expenses are set out in the Employee Handbook.

5.6 You agree that the Company is entitled to deduct from your basic salary or incentive pay at any time during your employment or upon the termination of your employment, however arising, any money you may owe to the Company, including but not limited to any outstanding loans, advances of salary or commission, including where anticipated commission figures are not achieved, relocation expenses, the costs of repairing any damage or loss to the Company's property caused by you, excess holiday pay and any other monies owed by you. You must reimburse the Company immediately for any amounts still outstanding after such deduction or deductions.

6.   PENSION

6.1 You will be entitled to participate in a Group Personal Pension Scheme. The Company will make a maximum contribution of 3% of your basic salary provided that you make an equivalent contribution. You may make unlimited contributions up to Inland Revenue limits. A contracting out certificate is in force for this scheme and if you join you may chose to contract out or into the State Second Pension (SP2). Full details of the scheme are available from Human Resources.

6.2 The Company has also registered its stakeholder pension with the Occupational Pension Regulation Authority as required by the Welfare Reform and Pension Act 1999. The stakeholder pension is administered by Norwich Union. The payroll


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     deduction facilities have been put in place which will allow you to contribute to the stakeholder pension if and when you so wish. Full details of the scheme are available from Human Resources.

7.   HEALTH CARE BENEFITS

     For the duration of your employment the Company will pay subscriptions to a private health care scheme for you. Full details of the scheme are available from Human Resources. The provision of this benefit is purely discretionary and the Company reserves the right to amend or withdraw the benefit at any time.

8.   LIFE ASSURANCE

     The Company maintains a paid life assurance plan for all employees. Full details of the plan are available from Human Resources. The provision of this benefit is purely discretionary and the Company reserves the right to amend or withdraw the benefit at any time.

9.   ANNUAL HOLIDAY ENTITLEMENT

9.1 You are entitled in addition to the normal statutory and public holidays to take 25 working days as holidays in each holiday year, which runs from 1st January to 31st December, and you will be paid your normal basic remuneration during such holidays.

9.2 5 days of annual holiday entitlement may be carried forward to the next holiday year but must be taken by 31st March of that year or your entitlement will lapse. You are not entitled to a cash payment in lieu of untaken holiday.

9.3 You are required to give two week's advance notice in writing to your Manager for each period of holiday you plan to take. Full details of the Holiday Regulations are given in the Employee Handbook.

9.4 On the start and termination of your employment you will be treated as having accrued holiday on a pro-rata basis for each complete month of service in the holiday year, calculated by reference to your first or last day of work as appropriate. Holiday entitlement accrues at the rate of 2 days per completed month. For the purpose of this calculation your employment ends on the day you cease to work and it is not extended by any statutory holiday, unused holiday entitlement, payment in lieu of notice or notice period not worked by agreement with the Company.

9.5 If, on the termination of your employment, you have holiday entitlement still owing the Company may require you to take some or all of this entitlement during any


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     notice period or pay you a sum in lieu of accrued holiday. Payment in lieu will be 1/260 of annual basic salary per working day.

9.6 If, on the termination of your employment, you have taken holiday entitlement in excess of your holiday entitlement as calculated under clause 9.4 above, you consent to the Company making a deduction from your final salary in respect of the excess holiday entitlement. The deduction will be 1/260 of annual basic salary per each excess holiday taken.

10.  SICKNESS

10.1 You do not have the right to payment while absent from work through sickness or injury. However you may receive pay while off sick at the Company's discretion. In deciding whether to award you contractual sick pay, the Company will take into account factors such as your length of service, the nature of your illness and your previous performance. Qualification for contractual sick pay is also dependent on you complying with the notification provisions set out in the Company's Sickness Policy contained in the Employee Handbook.

10.2 If the Company exercises its discretion to pay you contractual sick pay, the contractual sick pay will be equal to your normal basic salary.

10.3 The maximum number of weeks' sickness in a calendar year for which contractual sick pay will be paid is as follows:

LENGTH OF SERVICE

First Six Months of Full Employment        -   Nil

From 6 Months to 2 Years Full Employment   -   4 Weeks

From 2 years full employment to
6 years full employment                    -   12 weeks

After 6 years full employment              -   24 Weeks

10.4 Additional payments of contractual sick pay may be made at the Company's sole discretion.

10.5 Irrespective of whether you receive contractual sick pay, you will receive statutory sick pay where you qualify for it. Qualification for statutory sick pay is subject to the same notification provisions as for contractual sick pay. Where contractual sick


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     pay and statutory sick pay are payable for the same day of sickness you will receive the higher of the two sums.

10.6 The Company reserves the right to terminate your employment at any time during your absence from work even though at the time of giving notice you may be eligible to receive or continue to receive contractual sick pay.

10.7 In the event that you are incapable of attending work by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party, all payments made to you by the Company whether of salary or contractual sick pay shall to the extent that compensation is recoverable from that third party constitute loans by the Company to you (notwithstanding that as an interim measure income tax has been deducted from the payments as if they were emoluments of employment) and shall be repaid when and to the extent that you recover compensation for loss of earnings from that third party by action or otherwise.

11.  APPROVED ABSENCES

11.1 The Company's policies on maternity and parental leave, family emergencies and compassionate leave are contained in the Employee Handbook.

11.2 JURY SERVICE

     The Company encourages you to fulfil your civic responsibilities by serving as jurors and witnesses. If you are called for jury or witness duty you are given time off for as long as your services are needed. The Company will pay the difference between your jury duty pay and basic salary during your absence. Please notify your Manager immediately you receive the summons.

12.  IT STANDARDS AND POLICIES

12.1 The Company aims to help you understand the proper and accepted use of IT-related tools and technologies. You consent to follow the Company's corporate IT Standards and Policies which form part of the Employee Handbook.

13.  MONITORING EMPLOYEE COMMUNICATIONS

13.1 You consent to the Company monitoring all of your correspondence, e-mails and telephone calls generated or received in the work place.

13.2 Full details of the Company's policy on monitoring employee communications are contained in the Company's Data Protection and E-mail policies, which form part of the Employee Handbook.


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14.  DATA PROTECTION

14.1 For the purposes of the Data Protection Act 1998 you consent to the Company or any Group Company holding and processing personal data relating to you for all purposes relating to your employment with the Company, including, but not limited to:

     -    Administering and maintaining personnel records;

     -    Paying and reviewing salary and other remuneration and benefits;

     - Providing and administering employee benefits including life assurance, permanent health insurance and pension scheme;

     -    Undertaking performance appraisals and reviews;

     -    Maintaining sickness and other absence records;

     -    Maintaining disciplinary records;

     -    Taking decisions as to your physical or mental fitness for work;

     -    Taking disciplinary decisions;

     -    Providing references and information to future employers;

     - Providing information, if necessary, to governmental and quasi governmental bodies for social security and other purposes, the Inland Revenue and the Contributions Agency;

     - Providing information to future purchasers of the Company or any Group Company.

     - Taking management decisions in relation to reorganisation/restructuring of the Company or any Group Company.

14.2 Some of the personal data held or processed may fall within the definition of "sensitive " personal data for the purposes of the Data Protection Act 1998. This is personal data relating to your ethnic or racial origin; political opinions, religious or similar beliefs; Trade Union membership; physical or mental health and sex life. The Company will not hold or process such data unless relevant and necessary in the circumstances. You expressly consent to the Company or any Group Company holding or processing sensitive personal data relating to you.

14.3 You consent to the transfer of personal data relating to you to a country or territory outside of the European Economic Area.

14.4 The Company's Data Protection Policy is contained in the Employee Handbook.

15.  HEALTH AND SAFETY

15.1 In accordance with the Company's policy statement issued under the provisions of the Health and Safety at Work etc Act 1974, all members of staff are expected to have regard to the requirements of the Act while they are at work by taking reasonable care for the health and safety of themselves and of other persons who may be affected by their acts or omissions and by co-operating with the Company so far as is necessary to


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     enable it to perform or comply with any duty laid upon it by the Act or otherwise to fulfil its responsibilities adequately.

15.2 The Company's Health and Safety Policy is contained in the Employee Handbook. Any breach of the policy may result in disciplinary action being taken against you.

16.  EQUAL OPPORTUNITIES

16.1 The Company is committed to being an equal opportunities employer and to the creation of an entirely non-discriminatory working environment. There shall be no discrimination on the grounds of an individual's nationality, sex, race, colour, ethnic or national origin, religion, sexual orientation, marital status or disability. The Company's Equal Opportunities Policy is contained in the Employee Handbook. Any breach of the policy may result in disciplinary action being taken against you.

17.  DISCIPLINARY RULES

17.1 Full details of the Company's disciplinary procedures are set out in the Employee Handbook.

18.  GRIEVANCE PROCEDURE

18.1 Full details of the Company's grievance procedures are set out in the Employee Handbook.

19   RESTRICTIONS DURING EMPLOYMENT

19.1 While you are employed by the Company, you may not, except with the Company's prior written consent, whether directly or indirectly, paid or unpaid be engaged or concerned in the conduct of any other actual or prospective business or profession or be or become an employee, agent, partner, consultant or director of any other company or firm or assist or have any financial interest in any other such business or profession save that nothing in this clause shall prevent you holding a shareholding of up to 5% in another company.

20.  INVENTIONS

20.1. If at any time during your employment with the Company you (whether alone or with any other person or persons) make any invention which relates either directly or indirectly to the business of the Company or any Group Company, you shall promptly disclose to the Company and no-one else full details, including drawings and models, of such invention so that the Company may determine whether or not it is a Company Invention.


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20.2 If the invention is a Company Invention, you shall hold it in trust for the
     Company and, at the request and expense of the Company, shall do all things necessary or desirable to enable the Company or its nominees to obtain for itself the full benefit of and to secure patent or other appropriate forms of protection for the Company Invention throughout the world, including without limitation assistance in preparing all necessary specifications and drawings, and shall give both during and after the termination of your employment every assistance in your power to procure the grant of letters patent or the equivalent and their maintenance in force and their extension.

20.3 Decisions as to the patenting and exploitation of any Company Invention shall be at the sole discretion of the Company.

20.4 You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, to use your name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominees the full benefit of the provisions of clause 20.3 and a certificate in writing, signed by any director or the Secretary of the Company, that any instrument or act which falls within the authority hereby conferred shall be conclusive evidence that such is the case as far as any third party is concerned.

21.  COPYRIGHT

21.1 You shall promptly disclose to the Company and no-one else all copyright works or designs originated, conceived, written or made by you alone or with others (except only those works originated, conceived, written or made by you wholly outside your normal working hours and which are wholly unconnected with your employment) and shall hold them in trust for the Company until such rights shall be fully and absolutely vested in the Company.

21.2 You hereby assign to the Company, by way of future assignment, all copyright, design rights and other proprietary rights (if any) for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by you (except only those works or designs originated, conceived, written or made by you wholly outside your normal working hours which are wholly unconnected with your employment during the period of your employment by the Company).

21.3 You hereby irrevocably and unconditionally waive in favour of the Company any and all moral rights conferred on you by Chapter IV of Part 1 of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by clause 21.2. or otherwise.


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21.4 You shall, at the request and expense of the Company, do all things necessary or desirable to substantiate the rights of the Company under paragraph 21.2. and 21.3.

22.  CONFIDENTIAL INFORMATION

22.1 For the purposes of clause 22, "CONFIDENTIAL INFORMATION" includes any information which may be imparted in confidence or be of a confidential nature relating to the business or prospective business or internal affairs of the Company or any Group Company and in particular any information relating to:

     - the marketing or sales or any products or services of the Company or any Group Company (including lists of customers' and suppliers' names, addresses and contacts, sales targets and statistics, market share and pricing statistics, marketing surveys, research and reports, incentive arrangements, current and future promotions, new product ranges, service and product information, contractual arrangements with customers and advertising and promotional material);

     -    know-how;

     -    trade secrets;

     - unpublished information relating to the intellectual property of the Company or any Group Company and any other commercial, financial or technical information relating to the business of the Company or any Group Company or to any customer or supplier, officer or employee of the Company or any Group Company or to any member or person interested in the share capital of the Company or any Group Company.

22.2 For the purposes of clause 22 "DOCUMENTS" means recorded information whether or not in documentary form containing or referring to Confidential Information.

22.3 You shall not either during your employment (other than in the proper course of your duties and for the benefit of the Company) or after your employment has ended for any reason whatsoever:

          (a) use, disclose or communicate to any person any Confidential Information which you shall have come to know or have received or obtained at any time (before or after the date of this Contract) by reason of or in connection with your service with the Company or any Group Company or its predecessors in business; or

          (b) copy or reproduce in any form or by or on any media or device or allow others access to or to copy or reproduce Documents containing or referring to Confidential Information.


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22.4 All Documents containing or referring to Confidential Information at any time in your control or possession shall at all times remain the absolute property of the Company and you undertake, both during your employment and afterwards:

          (a) to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

          (b) to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

          (c) to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this clause and/or to provide evidence that it has been complied with.

22.5 The restrictions in clause 22:

     (a) will not restrict you from disclosing (but only to the proper recipient) any Confidential Information which you are required to disclose by law or any order of Court or any relevant regulatory body provided that you shall (unless required by law) have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure; and

     (b) will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by you or any other person who owes the Company an obligation of confidentiality in relation to the information disclosed.

22.6 You agree that the restrictions set out in clause 22 are without prejudice to any other duties of confidentiality owed to the Company whether express or implied and are to survive the termination of your employment.


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23.  NOTICE AND TERMINATION OF EMPLOYMENT

23.1 Your employment may be terminated:

     (a) By you on giving the Company not less than 3 month's written notice of termination;

     (b) By the Company giving you not less than 3 months written notice of termination.

     (c) The Company reserves the right to terminate your employment without any notice or payment in lieu of notice if you are guilty of gross misconduct (as defined in the Company's Disciplinary Procedures contained in the Employee Handbook) or other serious breach of this contract of employment.

     (d) The Company in any event reserves the right to pay basic salary in lieu of any notice of termination of employment which it is required to give under this contract.

     (e) If termination occurs, for whatever reason and by whichever side, no guaranteed commission payments will be made after notice of termination has been given.

23.2 If Executive terminates his employment for Good Reason, Executive shall be deemed to have been terminated by the Company other than for justifiable cause and shall be entitled to receive severance pay and benefits equal to current annual salary, benefits, plus the average of his bonuses from the Company with respect to the three preceding full fiscal years or such shorter number of full years as he may have worked for the Company. For purposes of this paragraph, "Good Reason" for termination by Executive of his employment shall be deemed to exist if (1) within two years after a Change in Control the Company, or any successor entity then employing the Executive, shall materially diminish the responsibilities and authority of the Executive, or reduce the rate of compensation of the Executive (including by way of change in the method of determining the eligibility of such Executive to earn bonus or incentive compensation), in either case as compared with his responsibilities and authority or rate of compensation, as the case may be, in effect immediately prior to such Change in Control, and (2) within thirty (30) days following such diminution or reduction the Executive shall resign from his employment by the Company or such successor entity.


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23.3 Where notice of termination is served (whether by the Company or by you)
     the Company shall be entitled in its discretion to require you to take 'garden leave' for all or part of your remaining period of employment. During a period of garden leave the Company is under no obligation to supply work to you. You will continue your duties of good faith and fidelity. You may not, however, undertake employment with a different employer during a period of garden leave.

          If you are asked to take garden leave the Company may:

     (a) impose conditions on you in relation to contacting employees, customers or suppliers of the Company and in relation to attending at or remaining away from the place or places of business of the Company during all of any part of the unexpired period of the notice;

     (b) assign you to specific projects or to other duties which may differ from those normally carried out by you; or

     (c)  withdraw any duties or responsibilities assigned to you.

     (d) require you to return to the Company all property in your possession or control belonging to the Company.

24.  OBLIGATIONS ON TERMINATION

     Upon termination of your employment for any reason whatever you must immediately return to the Company all of the Company's property or any Group Company's property under your possession or under your control including (but not limited to you) all documents (including, but not limited to, correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, computer memory or otherwise) made or compiled or acquired by you during your employment with the Company and concerning the business, finances or affairs of the Company or its clients or any Group Company or its Clients. You must also return to the Company all office keys, credit cards, and any other property whatsoever of the Company or any Group Company.

25.  RESTRICTIONS AFTER EMPLOYMENT

25.1 You shall not for a period of 6 months from the Termination Date either on your own behalf or on behalf of any person, firm or company in relation to the business activities of the Company or any Group Company in which you have been directly or indirectly engaged or involved, approach, offer goods or services to or entice away from the Company or any Group Company any person, firm or company who at the Termination Date (or at any time during the 12 months prior to that date) was


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     a client, customer, supplier, agent or distributor of the Company or any
     Group Company and with whom you (or any other person on your behalf or under your instruction) have been actively engaged or involved by virtue of your duties under this contract provided that nothing contained in this clause shall prohibit you from carrying out any activities which are not in competition with any part of the business of the Company with which you were involved in the 12 months prior to the Termination Date.

25.2 You shall not for a period of 6 months from the Termination Date either on your own behalf or on behalf of any person, firm or company in relation to the business activities of the Company or any Group Company in which you have been directly or indirectly engaged or involved, deal with or accept custom from any person, firm or company who at the Termination Date (or at any time during the 12 months prior to that date) was a client, customer, supplier, agent or distributor of the Company or any Group Company with whom you (or any other person on your behalf or under your instruction) have been actively engaged or involved by virtue of your duties under this contract provided that nothing contained in this clause shall prohibit you from carrying out any activities which are not in competition with any part of the business of the Company or any Group Company with which you were involved in the 12 months prior to the Termination Date.

25.3 You shall not for a period of 6 months from the Termination Date either on your own behalf or on behalf of any person, firm or company in relation to the business activities of the Company or any Group Company in which you have been directly or indirectly engaged or involved, approach, solicit, or endeavour to entice away from the Company or any Group Company any person who, at the Termination Date (or at any time during 12 months prior to that date), is or was employed or engaged as a consultant or employed as a director or other senior employee with managerial responsibility by the Company or any Group Company, (in each case being a person with whom you or any other employee on your behalf or under your instruction has had dealings within a period of 12 months prior to the Termination Date) whether or not such person would commit any breach of his contract of employment or engagement by reason of so leaving the service of the Company or any Group Company or otherwise.

25.4 You shall not for a period of 6 months from the Termination Date either on your own behalf or on behalf of any person, firm or company in relation to the business activities of the Company or any Group Company in which you have been directly or indirectly engaged or involved, employ, offer employment to or procure the employment of any person who, at the Termination Date (or at any time during 12 months prior to that date), is or was employed or engaged as a consultant or employed as a director or other senior employee with managerial responsibility by the Company or any Group Company, (in each case being a person with whom you or any other employee on your behalf or under your instruction has had dealings within a period of 12 months prior to the Termination Date) whether or not such


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(MRO(TM) SOFTWARE LOGO)

     person would commit any breach of his contract of employment or engagement by reason of so leaving the service of the Company or any Group Company or otherwise.

25.5 You acknowledge that during the course of your employment you are likely to have dealings with the clients, customers, suppliers and other contacts of the Company and Group Companies and you agree that each of the restrictions in clauses 25.1, 25.2, 25.3 and 25.4 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company and any Group Companies. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted or the period of area of application reduced, you agree that such restriction shall apply with such modification(s) as may be necessary to make it valid and effective.

26.  AMENDMENTS

26.1 The Company reserves the right to make reasonable changes to any of these terms and conditions of employment. You will be notified of minor changes of detail by way of a general notice to all employees and any such changes will take immediate effect.

26.2 You will be given not less than one month's written notice of any significant changes, which may be given by way of an individual notice or a general notice to all employees. Such changes will be deemed to be accepted unless you notify the Human Resources Department of any objection in writing before the expiry of the notice period.

27.  GROUP COMPANY

27.1 For the purposes of this contract, "Group Company" means the Company's holding company and any subsidiary and associated companies of the holding company.

DATED THE TENTH DAY OF JANUARY 2005.

SIGNED FOR AND BEHALF OF MRO SOFTWARE, UK LTD:

NAME:
DATE:


SIGNED BY THE EMPLOYEE:

NAME:
DATE:


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